Supreme Court of Canada Rules in Favour of Cannabis Edibles

Kelowna, BC / June 23, 2015 / Lexaria, Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company”) provides the following information related to the Supreme Court of Canada ruling in the Owen Smith case. This case was related to the use of oils, edibles and forms of cannabis for medical use other than the smoking of dried plant material.

On Thursday June 11, The Supreme court of Canada ruled unanimously that the current law governing medical cannabis use in Canada is contrary to the constitution. “There are cases where alternative forms of cannabis will be 'reasonably required' for the treatment of serious illnesses. In our view, in those circumstances, the criminalization of access to the treatment in question infringes liberty and security of the person."

The ruling is the final verdict following an August 2014 ruling from the B.C. Appeal Court that also found the federal law to be contrary to the Canadian Constitution that ensures “life, liberty and security of the person”.

In its ruling, the Canadian Supreme Court said that “Inhaling marihuana can present health risks and is less effective for some conditions than administration of cannabis derivatives.” Meanwhile the Health Minister in Canada was quoted as saying that she was “outraged by the Supreme Court” decision due to the lack of scientific evidence that supports the court’s final ruling. But in weighing the evidence, the Supreme Court said "the evidence amply supports the trial judge’s conclusions on the benefits of alternative forms of marihuana treatment.”

Lexaria is pleased that the Supreme Court of Canada, after objectively weighing the evidence, decided in favour of the most current science and knowledge in the sector. As a result of this ruling, Lexaria feels it will be in a position to begin discussions with licensed producers at their convenience, about utilizing the patent pending Lexaria technology with their current client bases, for THC-infused edible products.

Lexaria’s technology allows for higher bioavailability rates for THC and for CBD than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria’s innovative lipid encapsulation process allows the delivery of molecules such as THC and/or CBD without the harmful side effects of ingestion via smoking, and should be embraced for the benefits to public health.

About Lexaria
Lexaria is a food sciences company focused on the delivery of cannabinoid compounds procured from legal, agricultural hemp, through gourmet foods based upon its proprietary infusion technologies. www.lexariaenergy.com

About ViPovaTM
ViPovaTM uses only legal CBD oil extracts, grown from agricultural hemp in locations where it is legal to do so, in ViPovaTM-branded tea. ViPovaTM uses its patent-pending process to infuse concentrated amounts of CBD within lipids in its tea, providing more bioactivity and comfort to the body during the absorption process. Only ViPovaTM has this ground-breaking technology for CBD/lipid infusion. www.vipova.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana, CBD sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will need to attempt to raise additional capital. There is no assurance that the potential future payments contemplated in the Letter of Intent to sell the Burlington MMPR license application will ever be received. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that the cannabinoid/lipid infusion technology will provide any increase in bioavailability to any individual person. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

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